Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Rich Jeffers	(407) 245-4189

FOR RELEASE

March 18, 2008

4:30 PM ET

DARDEN RESTAURANTS REPORTS THIRD QUARTER DILUTED NET EARNINGS

PER SHARE, ANNOUNCES QUARTERLY DIVIDEND OF 18 CENTS PER SHARE

ORLANDO, FL, Mar. 18 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the third quarter ended February 24, 2008. In the third quarter, diluted net earnings per share from continuing operations increased 1% to 80 cents, versus 79 cents in the prior year. The Company estimates that integration costs and purchase accounting adjustments related to the acquisition of RARE Hospitality International, Inc. (RARE) reduced diluted net earnings per share by approximately five cents in the third quarter. Third quarter sales from continuing operations were $1.81 billion, compared to $1.45 billion reported in the prior year. This represents a 25% increase over the prior year, which reflects the addition of LongHorn Steakhouse and The Capital Grille as part of the acquisition of RARE, as well as meaningful new and same-restaurant sales growth at Olive Garden.

In this year’s third quarter, diluted net earnings per share including discontinued operations were 88 cents compared to 72 cents in the prior year. The third quarter diluted net earnings per share from discontinued operations of eight cents was primarily the result of a gain on the sale of Smokey Bones to an affiliate of Sun Capital Partners in December 2008.

“We are pleased that we continued to deliver competitively superior performance results again this quarter in what remains a difficult consumer and food cost environment,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “The foundation for outperformance in this or any other environment is the underlying strength of our brands and the talented teams we have in our restaurants and our support center. We enhanced our portfolio of brands and the depth and quality of our teams by adding LongHorn Steakhouse and The Capital Grille, and we have made great progress integrating both companies. As a result, we remain on track to achieve meaningful financial and operational synergies from the acquisition, which even more strongly positions us to be the best in our industry now and for generations.”

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Highlights for the third quarter include the following:

•

Net earnings from continuing operations were $115.6 million, or 80 cents per diluted share on sales of $1.81 billion. Last year, net earnings from continuing operations were $117.7 million, or 79 cents per diluted share, on sales of $1.45 billion.

•	Excluding estimated integration costs and purchase accounting adjustments of approximately five cents, net earnings from continuing operations were 85 cents per diluted share.

•	Total sales from continuing operations of $1.81 billion represent a 25% increase over prior year. This includes an incremental $292.0 million of sales from LongHorn Steakhouse and The Capital Grille.

•

Net earnings were $126.0 million, or 88 cents per diluted share, including the results from discontinued operations. Last year, net earnings were $106.4 million, or 72 cents per diluted share, including the results from discontinued operations.

•

Diluted net earnings per share from continuing operations were negatively impacted by approximately four cents primarily due to a significant contribution to the Darden Foundation and other items, which are included in general and administrative expenses.

•

The Company’s effective tax rate was lower than its previously announced expectations due to the favorable resolution of tax matters expensed in prior years. This item increased diluted net earnings per share by approximately four cents.

•

In the third quarter, Olive Garden’s U.S. same-restaurant sales increased 5.7%, its 54th consecutive quarter of same-restaurant sales growth, while Red Lobster’s U.S. same-restaurant sales decreased 2.0% and LongHorn Steakhouse’s same-restaurant sales decreased 3.3%. The Company estimates that each brand’s same-restaurant sales results were reduced by approximately one percentage point due to more severe winter weather this year.

•	The Company purchased over 3.8 million shares of its common stock.

•	The Company’s Board of Directors declared a quarterly dividend of 18 cents per share.

Operating Highlights

OLIVE GARDEN’S third quarter sales of $802.8 million were 11.1% above prior year, driven by its U.S. same-restaurant sales increase of 5.7% and revenue from 40 net new restaurants. For the quarter, on a percentage of sales basis, the company’s increased food and beverage expenses, restaurant labor expenses and restaurant expenses were partially offset by lower selling, general, and administrative expenses. Absolute operating profit increased for the quarter because of sales leverage.

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RED LOBSTER’S third quarter sales of $671.7 million were 1.8% below prior year, including a U.S. same-restaurant sales decrease of 2.0% and a decrease of five total restaurants. For the quarter, on a percentage of sales basis, the company’s increased restaurant labor expenses and restaurant expenses were partially offset by lower food and beverage expenses and selling, general, and administrative expenses, resulting in a decrease in operating profit.

LONGHORN STEAKHOUSE’S third quarter sales of $224.3 million were 7.7% above the same period included in RARE’s prior year results, driven by revenue from 28 net new restaurants, partially offset by its same-restaurant sales decrease of 3.3%. For the quarter, on a percentage of sales basis the company’s increased food and beverage expenses, restaurant expenses and selling, general, and administrative expenses, were partially offset by lower restaurant labor expenses. Restaurant expenses, selling, general, and administrative expenses and depreciation and amortization expenses were adversely affected by integration-related costs and purchase accounting adjustments.

THE CAPITAL GRILLE’S third quarter sales of $67.6 million were 11.9% above the same period included in RARE’s prior year results, driven by the addition of five net new restaurants, partially offset by a same-restaurant sales decrease of 2.2%.

BAHAMA BREEZE’S third quarter sales of $31.1 million were 2.2% below prior year’s sales from continuing operations, driven by a same-restaurant sales decrease of 2.0%.

“Our brands continue to outperform the industry and deliver competitively superior results in a difficult environment,” said Drew Madsen, President and Chief Operating Officer of Darden. “Olive Garden delivered exceptionally strong performance and achieved its 54th consecutive quarter of same-restaurant sales growth. Red Lobster showed sequential improvement during the quarter and once again exceeded the Knapp-Track industry benchmark for same-restaurant sales. And same-restaurant sales at LongHorn Steakhouse compare favorably to industry benchmark results for the geographic regions in which it operates. Importantly, the integration of LongHorn and The Capital Grille continues on schedule and is delivering greater financial synergies than originally anticipated.”

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 18 cents per share on the Company’s outstanding common stock. The dividend is payable on May 1, 2008 to shareholders of record at the close of business on April 10, 2008.

Darden continued the buyback of its common stock, purchasing over 3.8 million shares in the third quarter. Since commencing its repurchase program in December 1995, the Company has purchased almost 147 million shares for $2.8 billion under authorizations totaling 162.4 million shares. The Company plans to buyback between $150 million and $175 million of its common stock in fiscal 2008.

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Fiscal December, January and February 2008 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the fiscal months of December, January and February as follows:

Olive Garden	December	January	February
Same-Restaurant Sales	2% to 3%	9% to 10%	5% to 6%
Same-Restaurant Traffic	Flat	6% to 7%	3% to 4%
Pricing	2% to 3%	3%	3%
Menu-mix	Flat	Flat	0% to -1%

Red Lobster	December	January	February
Same-Restaurant Sales	-5% to -6%	0% to -1%	0% to 1%
Same-Restaurant Traffic	-5% to -6%	-2%	-1% to -2%
Pricing	2% to 3%	2% to 3%	2% to 3%
Menu-mix	-2%	0% to -1%	Flat

LongHorn Steakhouse	December	January	February
Same-Restaurant Sales	-4% to -5%	-1%	-4% to -5%
Same-Restaurant Traffic	-6% to -7%	-4% to -5%	-4% to -5%
Pricing	2%	2%	2%
Menu-mix	0% to 1%	1% to 2%	-1% to -2%

The Company estimates that severe winter weather adversely affected this year’s third quarter same-restaurant sales results by approximately one percentage point.

Fiscal 2008 Financial Outlook

Darden also reported that it continues to expect combined U.S. same-restaurant sales growth in fiscal 2008 of between 2% and 3% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it now expects to open approximately 60 net new restaurants this fiscal year, including new restaurants at LongHorn Steakhouse and The Capital Grille for October 2007 through May 2008. As a result, the Company expects total sales growth of between 19% and 20% in fiscal 2008, including sales from LongHorn Steakhouse and The Capital Grille for October 2007 through May 2008, compared to reported sales of $5.57 billion in fiscal 2007. The Company also affirmed that it anticipates that diluted net earnings per share growth from continuing operations will be 2% to 4% in fiscal 2008, which includes the transaction and integration-related costs and purchase accounting adjustments associated with the RARE acquisition. These costs and adjustments are expected to adversely impact diluted net earnings per share growth by approximately five to six percentage points in fiscal 2008. Excluding the transaction and integration-related costs and purchase accounting adjustments, diluted net earnings per share growth from continuing operations is expected to be 7% to 9% in fiscal 2008.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest full-service restaurant company with almost $6.7 billion in annual sales and approximately 170,000 employees. The Company owns and operates nearly 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com.

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Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10- K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

2/24/08		2/25/07
649	Red Lobster USA	653
29	Red Lobster Canada	30

678	Total Red Lobster	683

637	Olive Garden USA	597
6	Olive Garden Canada	6

643	Total Olive Garden	603

299	LongHorn Steakhouse	N.A.
31	The Capital Grille	N.A.
23	Bahama Breeze	32
7	Seasons 52	7
2	Other	N.A.

1,683	Total Restaurants	1,325

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DARDEN RESTAURANTS, INC.

THIRD QUARTER FY 2008 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	2/24/2008	2/25/2007	2/24/2008	2/25/2007
Sales	$1,811.4	$1,449.5	$4,800.9	$4,107.3

Earnings from continuing operations	$115.6	$117.7	$266.2	$278.6
Earnings (losses) from discontinued operations	$10.4	$(11.3)	$9.2	$(22.0)
Net earnings	$126.0	$106.4	$275.4	$256.6

Basic net earnings per share:
Earnings from continuing operations	$0.82	$0.82	$1.89	$1.93
Earnings (losses) from discontinued operations	$0.08	$(0.08)	$0.06	$(0.15)
Net earnings	$0.90	$0.74	$1.95	$1.78

Diluted net earnings per share:
Earnings from continuing operations	$0.80	$0.79	$1.83	$1.86
Earnings (losses) from discontinued operations	$0.08	$(0.07)	$0.07	$(0.15)
Net earnings	$0.88	$0.72	$1.90	$1.71

Average number of common shares outstanding:
Basic	140.4	142.9	141.1	144.4
Diluted	143.7	148.3	145.3	149.9

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	2/24/2008	2/25/2007	2/24/2008	2/25/2007
Sales	$1,811.4	$1,449.5	$4,800.9	$4,107.3
Costs and expenses:
Cost of sales:
Food and beverage	553.5	421.8	1,436.5	1,183.2
Restaurant labor	564.5	463.7	1,541.5	1,333.8
Restaurant expenses	280.2	212.2	742.1	615.0

Total cost of sales (1)	$1,398.2	$1,097.7	$3,720.1	$3,132.0
Selling, general and administrative	162.8	134.4	476.2	401.6
Depreciation and amortization	66.7	49.8	177.6	149.4
Interest, net	26.8	10.2	59.0	30.8

Total costs and expenses	$1,654.5	$1,292.1	$4,432.9	$3,713.8
Earnings before income taxes	156.9	157.4	368.0	393.5
Income taxes	(41.3)	(39.7)	(101.8)	(114.9)

Earnings from continuing operations	$115.6	$117.7	$266.2	$278.6
Earnings (losses) from discontinued operations, net of tax expense (benefit) of $6.1, ($8.3), $4.8 and ($17.3), respectively	10.4	(11.3)	9.2	(22.0)

Net earnings	$126.0	$106.4	$275.4	$256.6

Basic net earnings per share:
Earnings from continuing operations	$0.82	$0.82	$1.89	$1.93
Earnings (losses) from discontinued operations	$0.08	$(0.08)	$0.06	$(0.15)
Net earnings	$0.90	$0.74	$1.95	$1.78

Diluted net earnings per share:
Earnings from continuing operations	$0.80	$0.79	$1.83	$1.86
Earnings (losses) from discontinued operations	$0.08	$(0.07)	$0.07	$(0.15)
Net earnings	$0.88	$0.72	$1.90	$1.71

Average number of common shares outstanding:
Basic	140.4	142.9	141.1	144.4
Diluted	143.7	148.3	145.3	149.9

(1) Excludes restaurant depreciation and amortization as follows:	$64.0	$46.4	$167.6	$138.6

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	2/24/2008	5/27/2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47.0	$30.2
Receivables, net	43.5	46.4
Inventories, net	285.9	209.6
Prepaid expenses and other current assets	38.4	33.5
Deferred income taxes	95.4	81.7
Assets held for sale	29.8	144.0

Total current assets	$540.0	$545.4
Land, buildings and equipment, net	2,994.9	2,184.4
Goodwill	519.9	—
Trademarks	455.0	—
Other assets	215.8	151.0

Total assets	$4,725.6	$2,880.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$238.6	$178.0
Short-term debt	248.5	211.4
Accrued payroll	122.5	108.5
Accrued income taxes	7.1	75.9
Other accrued taxes	53.1	43.4
Unearned revenues	195.4	109.9
Other current liabilities	377.3	305.0
Liabilities associated with assets held for sale	—	42.3

Total current liabilities	$1,242.5	$1,074.4
Long-term debt, less current portion	1,635.5	491.6
Deferred income taxes	166.7	25.8
Deferred rent	135.0	127.1
Obligations under capital leases, net of current installments	59.8	—
Other liabilities	172.9	67.4

Total liabilities	$3,412.4	$1,786.3

Stockholders’ equity:
Common stock and surplus	$2,061.5	$1,904.3
Retained earnings	2,019.2	1,820.4
Treasury stock	(2,722.0)	(2,576.5)
Accumulated other comprehensive income (loss)	(27.0)	(32.8)
Unearned compensation	(18.4)	(20.6)
Officer notes receivable	(0.1)	(0.3)

Total stockholders’ equity	$1,313.2	$1,094.5

Total liabilities and stockholders’ equity	$4,725.6	$2,880.8

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